Exhibit 99.1

Garmin expands its executive leadership team

Patrick Desbois and Brad Trenkle appointed as co-Chief Operating Officers

Schaffhausen, Switzerland/June 24, 2024/PR Newswire—Garmin Ltd. (NYSE: GRMN), announced today that Patrick Desbois and Brad Trenkle have been appointed to the newly created role of co-Chief Operating Officer (co-COO), effective July 1, 2024. Desbois will provide executive oversight for Garmin’s aviation and auto OEM segments, global supply chain and operations, information technology and human resources. Trenkle will provide executive oversight for Garmin’s consumer business segments, engineering innovation and support, as well as global consumer sales, marketing and creative. Both leaders will report to Cliff Pemble, Garmin Ltd.’s President and CEO, who will focus on Garmin’s long-term growth strategies, business and organizational development, and the finance and legal functions of the company.

Desbois joined Garmin as Vice President, Executive Office in 2011. He was promoted to Executive Vice President of Operations in 2017 and has been responsible for global oversight of operations, communications and consumer marketing, as well as human resource management and information technology. Prior to Garmin, Desbois was a senior director of engineering at Dell Computers, where he worked for 10 years, including two years on an expatriate assignment in Taiwan. Desbois earned a bachelor’s degree in electrical engineering from George Mason University.

Since joining Garmin in 2002 as a software engineer, Trenkle has contributed to the development of many product lines, particularly in Garmin’s outdoor segment. He has served in a variety of leadership roles, including engineering management and providing leadership for some of Garmin’s most consequential acquisitions. In 2017, Trenkle was promoted to Vice President of Garmin’s Outdoor Segment. Trenkle earned a bachelor’s degree in computer engineering from the University of Nebraska–Lincoln.

“Garmin is a unique company with significant operational scale that serves a diverse set of markets. We have leveraged growth opportunities that shaped us into the company we are today, and we have an amazing team of over 20,000 associates around the world who are dedicated to serving customers with highly differentiated products. We also believe that there are many more opportunities that lie ahead. I’m excited to have Patrick Desbois and Brad Trenkle expand their executive leadership responsibilities as co-COOs to help me lead Garmin to a bright and successful future.” —Cliff Pemble, President and CEO

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About Garmin International Inc.: Garmin International Inc. is a subsidiary of Garmin Ltd. (NYSE: GRMN). Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 30, 2023, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K is available at http://www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media contact:

Krista Klaus

Garmin Corporate Communications

913-440-1422

corporate.communications@garmin.com